EXHIBIT 10.10

DATED

28 March 2013

SERVICE AGREEMENT

between

KNOT OFFSHORE PARTNERS UK LLC

and

ARILD VIK

THIS AGREEMENT is dated 28 March 2013

PARTIES

(1)	KNOT OFFSHORE PARTNERS UK LLC, a limited liability company duly organized and existing under the laws of the Republic of The Marshall Islands (Company).

(2)	ARILD VIK of 28 St. John’s Lane, LONDON EC1M 4BU (Employee).

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Appointment: the employment of the Employee by the Company on the terms of this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 28 April 2013.

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Undertaking for the time being confidential to any Group Undertaking and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Undertaking or any of their business contacts.

Garden Leave: any period during which the Company has exercised its rights under clause 20.

Group Undertaking: the Company, any of its Subsidiary Undertakings and Parent Undertakings from time to time and any Subsidiary Undertakings of any Parent Undertakings from time to time.

Incapacity: any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee’s employment under this agreement which is not expressly set out in this agreement.

Restricted Business: the business of offshore DP shuttle tankers and any other parts of the business of the Company and any Group Undertaking with which the Employee was involved to a material extent in the 12 months before Termination.

Restricted Customer: any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Undertaking with whom the Employee had contact or about whom he became aware or informed in the course of employment.

Restricted Person: anyone employed or engaged by the Company or any Group Undertaking at a manager level or above and with whom the Employee dealt in the 12 months before Termination in the course of employment.

Subsidiary Undertaking or Parent Undertaking: in relation to an Undertaking mean “subsidiary undertaking” and “parent undertaking” as defined in section 1162 of the Companies Act 2006.

Termination: the termination of the Employee’s employment with the Company however caused.

Undertaking: means “undertaking” as defined in section 1161 of the Companies Act 2006.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2.	TERM OF APPOINTMENT

2.1	The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than 6 months’ prior notice in writing.

2.2	No employment with a previous employer counts towards the Employee’s period of continuous employment with the Company.

2.3	The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

3.	EMPLOYEE WARRANTIES

3.1	The Employee represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

3.2	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

3.3	The Employee warrants that he is not subject to any restrictions which prevent him from holding office as a director.

4.	DUTIES

4.1	The Employee shall serve the Company as Chief Executive Officer and Chief Financial Officer or such other role as the Board considers appropriate.

4.2	During the Appointment the Employee shall:

(a)	act as a director of the Company and carry out duties on behalf of any other Group Undertaking including, if so required by the Board, acting as an officer or consultant of any such Group Undertaking;

(b)	comply with the articles of association (as amended from time to time) of any Group Undertaking of which he is a director;

(c)	abide by any statutory, fiduciary or common-law duties any Group Undertaking of which he is a director;

(d)	not do anything that would cause him to be disqualified from acting as a director;

(e)	comply with the Company’s and any Parent Undertaking’s anti-corruption and bribery policy and related procedures;

(f)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Undertaking of which he is an officer or consultant;

(g)	faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board together with such person or persons as the Board may appoint to act jointly with him;

(h)	comply with all reasonable and lawful directions given to him by the Board;

(i)	promptly make such reports to Board in connection with the affairs of any Group Undertaking on such matters and at such times as are reasonably required;

(j)	use his best endeavours to promote, protect, develop and extend the business of the Group; and

(k)	comply with any electronic communication systems policy that the Company may issue from time to time.

4.3	The Employee shall comply with any rules, policies and procedures relating to the Company employees in effect from time to time. Such rules, policies and procedures do not form part of this agreement and the Company may amend them at any time. To the extent that there is any conflict between the terms of this agreement and such rules, policies and procedures, this agreement shall prevail.

4.4	All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.	PLACE OF WORK

5.1	The Employee’s normal places of work are at the Company’s offices in London or such other place within the United Kingdom which the Board may reasonably require for the proper performance and exercise of his duties.

5.2	The Employee agrees to travel on any Group Undertaking’s business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under the Appointment.

6.	HOURS OF WORK

6.1	The Employee’s normal working hours shall be 9 a.m. to 6 p.m. on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours.

6.2	The parties each agree that the nature of the Employee’s position is such that his working time cannot be measured and, accordingly, that the Appointment falls within the scope of regulation 20 of the Working Time Regulations 1998.

7.	SALARY

7.1	The Employee shall be paid an initial salary of £200,000 per annum (inclusive of any fees due to the Employee by any Group Undertaking as an officer of any Group Undertaking).

7.2	The Employee’s salary shall accrue from day to day and be payable monthly in arrears on or before the last day of each month directly into the Employee’s bank or building society.

7.3	The Employee’s salary shall be reviewed by the Board annually, the first such review to take place in January 2014. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

7.4	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Undertaking by the Employee.

8.	EXPENSES

8.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

8.2	During the Appointment, the Company shall pay for reasonable costs in renting a flat in London (the cost of which is subject to prior approval by the Board) and reasonable related housing costs, subject to production of VAT receipts or other appropriate evidence of payment as applicable.

8.3	During the Appointment, the Company shall reimburse the Employee for reasonable costs incurred by Employee for personal tax advice with respect to remuneration earned by Employee during the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

8.4	The Employee shall abide by the Company’s policies on expenses as applicable to Company employees from time to time.

9.	RELOCATION EXPENSES

9.1	Subject to production of VAT receipts or other appropriate evidence of payment, the Company shall reimburse the Employee up to a maximum of £30,000 in respect of costs incurred by him in relocating to accommodation within a reasonable daily travelling distance of the Company’s offices in London (Relocation Expenses).

9.2	The first £8,000 of the Relocation Expenses shall be paid without deduction of income tax and National Insurance contributions to the extent that the Relocation Expenses qualify for the exemption set out in Chapter 7 of Part 4 of the Income Tax (Earnings and Pensions) Act 2003 and Schedule 3 of Part 8 of the Social Security (Contribution) Regulations 2001 respectively.

9.3	The Employee shall indemnify the Company on a continuing basis in relation to any income tax and National Insurance contributions (except employers’ National Insurance contributions) which may be incurred by the Company if the exemption referred to in clause 9.2 does not apply.

10.	BONUS

10.1	The Board may in its absolute discretion pay the Employee a bonus of such amount, at such intervals and subject to such conditions as the Board may in its absolute discretion determine from time to time.

10.2	Any bonus payment to the Employee shall be purely discretionary and shall not form part of the Employee’s contractual remuneration under this agreement. If the Company makes a bonus payment to the Employee, it shall not be obliged to make subsequent bonus payments.

10.3	Any bonus payments shall not be pensionable.

11.	BENEFITS

11.1	The Employee shall be entitled to participate in any Company’s insurance benefits offered from time to time to other senior executives of the Company, subject to:

(a)	the terms of the Company’s schemes, as amended from time to time;

(b)	the rules or insurance policies of the relevant insurance providers, as amended from time to time; and

(c)	the Employee satisfying the normal underwriting requirements of the relevant insurance providers and the premiums being at a rate which the Company considers reasonable.

11.2	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any such insurance schemes (including the level of the Employee’s cover) at any time on reasonable notice to the Employee.

11.3	If any insurance provider refuses for any reason to provide any insurance benefit to the Employee, the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

12.	HOLIDAYS

12.1	The Employee shall be entitled to 60 business days’ paid holiday in each holiday year together with the usual public holidays in England. The Company’s holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis.

12.2	To the extent reasonably possible, the Employee shall take holiday at such time or times that result in minimal disruption to the business of the Group. The Employee shall not without the written consent of the Board carry forward any accrued but untaken holiday entitlement to a subsequent holiday year.

12.3	The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. Subject to clause 12.4 the amount of such payment in lieu shall be 1/260th of the Employee’s salary for each untaken day of the entitlement under clause 12.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

12.4	If the Company has terminated or would be entitled to terminate the Appointment under clause 19 or if the Employee has terminated the Appointment in breach of this agreement any payment due under clause 12.3 shall be limited to the Employee’s statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

12.5	If on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day’s pay calculated at 1/260th of the Employee’s salary for each excess day.

12.6	If either party has served notice to terminate the Appointment, the Board may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 20.

12.7	During any continuous period of absence due to Incapacity of one month or more the Employee shall not accrue holiday under this contract and the Employee’s entitlement under clause 12.1 for the holiday year in which such absence takes place shall be reduced pro rata save that it shall not fall below the Employee’s entitlement under the Working Time Regulations 1998.

13.	INCAPACITY

13.1	Subject to the Employee’s compliance with this agreement and the Company’s sickness absence procedures (as amended from time to time), the Employee shall continue to receive his full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 13 weeks in any 52-week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation.

13.2	The Employee agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

13.3	If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Employee shall if required by the Board, refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

13.4	The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

14.	OUTSIDE INTERESTS

14.1	Subject to clause 14.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

14.2	Notwithstanding clause 14.1, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Undertaking.

14.3	Notwithstanding clauses 4.2(f) and 14.1, the Employee may serve on corporate, industry, civic, religious or charitable boards or committees so long as such activities do not violate the terms of any other clause of this agreement, present a conflict of interest, or interfere in any material respect with the performance of the Employee’s duties and responsibilities pursuant to this agreement; provided, further that any service by the Employee on a board or committee of a for-profit entity shall be subject to the prior written approval of the Board.

15.	CONFIDENTIAL INFORMATION

15.1	The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 15.

15.2	The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

16.	INTELLECTUAL PROPERTY

16.1	The Employee shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment. The Employee acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Employee holds them on trust for the Company. The Employee agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 16.1.

16.2	The Employee hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 16.1.

16.3	The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Employee’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

17.	CEASING TO BE A DIRECTOR

17.1	Except with the prior approval of the Board, or as provided in the articles of association of any Group Undertaking of which he is a director, the Employee shall not resign as a director of any Group Undertaking.

17.2	If during the Appointment the Employee ceases to be a director of any Group Undertaking (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the relevant Group Undertaking, as amended from time to time, or by statute or court order) the Appointment shall continue with the Employee as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office.

18.	PAYMENT IN LIEU OF NOTICE

18.1	Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 18.1 and that it will make within 28 days a payment in lieu of notice (Payment in Lieu) to the Employee. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

18.2	The Company may pay any sums due under clause 18.1 in equal monthly instalments until the date on which the notice period referred to at clause 2 would have expired if notice had been given.

18.3	The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 18.1. Nothing in this clause 18 shall prevent the Company from terminating the Appointment in breach.

18.4	Notwithstanding clause 18.1 the Employee shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 19. In that case the Company shall also be entitled to recover from the Employee any Payment in Lieu (or instalments thereof) already made.

19.	TERMINATION WITHOUT NOTICE

19.1	The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	is in breach of the Company’s or any Parent Company’s anti-corruption and bribery policy and related procedures;

(b)	is guilty of any gross misconduct affecting the business of any Group Undertaking;

(c)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board;

(d)	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties;

(e)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(f)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

(g)	becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(h)	ceases to be eligible to work in the United Kingdom;

(i)	is guilty of any fraud or dishonesty or acts in any manner which in the reasonable opinion of the Board brings or is likely to bring the Employee or any Group Undertaking into disrepute or is materially adverse to the interests of any Group Undertaking;

(j)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

(k)	is unable by reason of Incapacity to perform his duties under this agreement for an aggregate period of 13 weeks in any 52-week period.

19.2	The rights of the Company under clause 19.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

20.	GARDEN LEAVE

20.1	Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Board may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.

20.2	During any period of Garden Leave:

(a)	the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company or any Group Undertaking;

(b)	the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee’s home) as the Company may decide;

(c)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	the Employee shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

(e)	the Company may exclude the Employee from any premises of the Company or any Group Undertaking; and

(f)	the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Undertaking.

21.	OBLIGATIONS ON TERMINATION

21.1	On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Employee shall:

(a)	resign immediately without compensation from any office or trusteeship that he holds in or on behalf of any Group Undertaking;

(b)	subject to clause 21.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Undertaking or its business contacts, any keys, credit card and any other property of any Group Undertaking, which is in his possession or under his control;

(c)	irretrievably delete any information relating to the business of any Group Undertaking stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

(d)	provide a signed statement that he has complied fully with his obligations under this clause 21.1 together with such reasonable evidence of compliance as the Company may request.

21.2	Where the Employee has been placed on Garden Leave he shall not be required by clause 21.1 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.

21.3	The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 21.1(a).

22.	POST-TERMINATION RESTRICTIONS

22.1	In order to protect the confidential information, trade secrets and business connections of the Company and each Group Undertaking to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Undertaking) that he shall not for 12 months after Termination:

(a)	solicit or endeavour to entice away from the Company or any Group Undertaking the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)	in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Undertaking any Restricted Person;

(c)	in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d)	be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

(e)	be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business, or at any time after Termination, represent himself as connected with the Company or any Group Undertaking in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any Group Undertaking.

22.2	None of the restrictions in clause 22.1 shall prevent the Employee from:

(a)	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

(b)	being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(c)	being engaged or concerned in any business concern, provided that the Employee’s duties or work shall relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in the 12 months before Termination.

22.3	The restrictions imposed on the Employee by this clause 22 apply to him acting:

(a)	directly or indirectly; and

(b)	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

22.4	The period for which the restriction in clause 22.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

22.5	If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 22, the Employee shall give the person making the offer a copy of this clause 22.

22.6	The Company and the Employee entered into the restrictions in this clause 22 having been separately legally advised.

22.7	Each of the restrictions in this clause 22 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

22.8	If the Employee’s employment is transferred to any firm, company, person or entity other than a Group Undertaking (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employee will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 22, protecting the confidential information, trade secrets and business connections of the New Employer.

22.9	The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Undertaking in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 22 (or such of those restrictions as the Company deems appropriate) in relation to that Group Undertaking.

23.	DISCIPLINARY AND GRIEVANCE PROCEDURES

23.1	The Employee is subject to the Company’s disciplinary and grievance procedures. These procedures do not form part of the Employee’s contract of employment.

23.2	If the Employee wants to raise a grievance, he may apply in writing to the Board in accordance with the Company’s grievance procedure.

23.3	If the Employee wishes to appeal against a disciplinary decision he may apply in writing to Board in accordance with the Company’s disciplinary procedure.

23.4	The Board may suspend the Employee from any or all of his duties for a period of up to 21 days during any period in which the Company is investigating any disciplinary matter involving the Employee or while any disciplinary procedure against the Employee is outstanding.

23.5	During any period of suspension:

(a)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)	the Employee shall remain an employee of the Company and bound by the terms of this agreement;

(c)	the Board may exclude the Employee from his place of work or any other premises of the Company or any Group Undertaking; and

(d)	the Board may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Undertaking.

24.	PENSIONS

24.1	A contracting-out certificate is not in force in respect of the Appointment.

25.	DATA PROTECTION

25.1	The Employee consents to any Group Undertaking processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

(a)	information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee’s fitness for work;

(b)	the Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

25.2	The Company may make such information available to any Group Undertaking, those who provide products or services to any Group Undertaking (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.

25.3	The Employee consents to the transfer of such information to any Group Undertaking and any Group Undertaking’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

26.	COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Appointment.

27.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Undertaking, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

28.	NOTICES

28.1	A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address or fax number given in this agreement or as otherwise notified in writing to the other party.

28.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service;

(c)	in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service; or

(d)	in the case of fax, at the time of transmission.

28.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

28.4	A notice required to be given under this agreement shall not be validly given if sent by e-mail.

28.5	This clause does not apply to the service of any proceedings or other documents in any legal action.

29.	ENTIRE AGREEMENT

29.1	This agreement constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them.

29.2	Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

29.3	Each party agrees that its only liability in respect of those representations and warranties that are set out in this agreement (whether made innocently or negligently) shall be for breach of contract.

29.4	Nothing in this agreement shall limit or exclude any liability for fraud.

30.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

31.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

32.	THIRD PARTY RIGHTS

No person other than a party to this agreement may enforce any of its terms.

33.	GOVERNING LAW AND JURISDICTION

33.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

33.2	The parties irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by KNOT Offshore Partners UK LLC acting by Andrew Beveridge, Chairman and director and Richard Beyer, a director.	/s/ Andrew Beveridge Director /s/ Richard Beyer Director

Signed as a deed by Arild Vik in the presence of:	/s/ Arild Vik Arild Vik

/s/ Øystein Emberland Øystein Emberland Rocsabøbeitet 12 5538 Haugesund Norway